UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2025

Nuvation Bio Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39351	85-0862255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Broadway, Suite 1401
New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (332) 208-6102

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	NUVB	The New York Stock Exchange
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	NUVB.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Loan Agreement

On March 3, 2025 (the “Closing Date”), Nuvation Bio Inc. (the “Company”) entered into a $100.0 million senior secured loan agreement (the “Loan Agreement”), with Sagard Holdings Manager LP (“Sagard”) as administrative agent, and the lenders party thereto. An initial tranche of $50 million will be funded upon FDA Approval (as defined in the Loan Agreement) of taletrectinib on or prior to September 30, 2025. The second tranche of $50 million will be available at the Company’s option until June 30, 2026, as long as the Company has achieved its first U.S. commercial sale of taletrectinib.

The senior secured loans under the Loan Agreement (the “Loans”) mature on September 30, 2030 and bear interest at a variable annual rate equal to the secured overnight financing rate (subject to a 4.00% floor) plus a margin of 6.00%, payable quarterly. The Company will be required to pay a funding fee equal to a low single-digit percentage of each tranche, upon, and subject to, funding of such tranche, and an exit fee equal to a nominal percentage of each tranche upon repayment of such tranche.

The Company may voluntarily prepay the Loans at any time subject to a prepayment premium which, until the second anniversary of the initial funding date, is equal to the amount of interest that would have been paid up to, but not including, the second anniversary of such date, plus 3.00% of the principal amount of the Loans being repaid. Thereafter, the prepayment premium equals 3.00% of the principal amount of the Loans being repaid and is reduced over time until the fourth anniversary date, after which no prepayment premium is required. The Company is required to make mandatory prepayments of the Loans with net cash proceeds from certain asset sales or insurance proceeds or condemnation awards, in each case, subject to certain exceptions and reinvestment rights.

The obligations of the Company under the Loan Agreement are guaranteed by certain of its existing subsidiaries and are required to be guaranteed by subsequently acquired or organized subsidiaries, subject to certain exceptions (collectively, the “Guarantors”). The obligations of the Company under the Loan Agreement and the related guarantees thereunder are secured, subject to customary permitted liens and other agreed upon exceptions, by (i) a pledge of all of the equity interests of the Company’s and the Guarantors’ direct subsidiaries, and (ii) a perfected security interest in substantially all of the Company’s and the Guarantors’ tangible and intangible assets.

The Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness, and dividends and other distributions, subject to certain exceptions. In addition, the Loan Agreement contains a financial covenant requiring that the Company maintain not less than $25 million of cash and certain cash equivalent investments. Failure of the Company to comply with the financial covenant will result in an event of default, subject to certain cure rights of the Company other than under certain specified circumstances.

The Loan Agreement contains events of default which are customary for financings of this type, in certain circumstances subject to customary cure periods. Following an event of default and any cure period, if applicable, Sagard will have the right upon notice to terminate any undrawn commitments and may accelerate all amounts outstanding under the Loan Agreement, in addition to other remedies available to it as a secured creditor of the Company.

Revenue Interest Financing Agreement

On the Closing Date, the Company also entered into a Revenue Interest Financing Agreement (the “Financing Agreement”) with Sagard Healthcare Partners (Delaware) II LP (the “Investor”), pursuant to which the Investor has agreed to pay the Company $150 million (the “Investment Amount”) to provide funding for the Company’s development and commercialization of taletrectinib upon receipt of FDA Approval (as defined in the Financing Agreement) of taletrectinib. In exchange for the Investment Amount, the Company has agreed to make tiered royalty payments to the Investor (the “Payments”) on U.S. net sales of taletrectinib equal to 5.5% of annual U.S. net sales up to $600 million and 3.0% of annual U.S. net sales between $600 million and $1 billion. The Company will retain all annual U.S. net sales above $1 billion. The obligation to make the Payments will cease upon the earliest occurrence of total Payments reaching 1.6 times of the Investment Amount by the calendar quarter ending on June 30, 2031, 1.75 times of the Investment Amount by the calendar quarter ending on June 30, 2034, or 2.0 times of the Investment Amount thereafter.

The Company is required to make a true up payment to the Investor to the extent the Investor has not received Payments equaling at least 100% of the Investment Amount by February 1, 2043 in an amount equal to any such shortfall.

The Company’s obligations under the Financing Agreement are secured, subject to customary permitted liens and other agreed upon exceptions and subject to an intercreditor agreement with Sagard, by a perfected security interest in (i) accounts receivable arising from U.S. net sales of taletrectinib and (ii) intellectual property, product registrations and regulatory approvals related to commercialization and development of taletrectinib in the United States.

The Company has the right, but not the obligation (the “Call Option”), to buy out the Investor’s interest in the Payments at a repurchase price (the “Put/Call Price”) equal to (a) on or prior to the second anniversary of the Closing Date, an amount equal to 140% of the Investment Amount, less all Payments made to the applicable repurchase date, (b) after the second anniversary but on or prior to August 1, 2031, an amount equal to 160% of the Investment Amount, less all Payments made to the applicable repurchase date, (c) after August 1, 2031 but on or prior to August 1, 2034, an amount equal to 175% of the Investment Amount, less all Payments made to the applicable repurchase date, and (d) after August 1, 2034, an amount equal to 200% of the Investment Amount, less all Payments made to the applicable repurchase date.

The Financing Agreement contains customary representations and warranties and certain restrictions on the Company’s ability to incur indebtedness and grant liens on intellectual property, product registrations and regulatory approvals related to commercialization and development of taletrectinib in the United States. In addition, the Financing Agreement provides that if certain events (“Put Option Events”) occur, including certain bankruptcy events, non-payment of Payments, a change of control, expiration or termination of certain intellectual property rights or marketing authorization, an out-license or sale of all of the rights in and to taletrectinib in the United States and (subject to applicable cure periods) non-compliance with the covenants in the Financing Agreement, the Investor may require the Company to repurchase its interests in the Payments at the Put/Call Price. The Investor may terminate the Financing Agreement if the Company has not received FDA Approval by September 30, 2025. The Company may also terminate the Financing Agreement if the Company has not received FDA Approval by December 31, 2025.

The foregoing summaries of the Loan Agreement and the Financing Agreement are not complete descriptions of such agreements and are qualified in their entirety by the complete text of the actual agreements, copies of which, with certain confidential information redacted, will be filed as exhibits to a future periodic report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this report is incorporated by reference under this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVATION BIO INC.

Date: March 4, 2025	By:	/s/ Moses Makunje
	Name:	Moses Makunje
	Title:	Principal Accounting Officer